U.S. SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
                                     FORM 3

     Filed  pursuant to Section  16(a) of the  Securities  Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1.     Name and Address of Reporting Person*

       Gropper, Dan
       712 Fifth Avenue
       New York, New York 10019

2.     Date of Event Requiring Statement (Month/Day/Year)

       04/02/02

3.     IRS Identification Number of Reporting Person, if an Entity  (Voluntary)


4.     Issuer Name and Ticker or Trading Symbol

       ISCO International, Inc. (ISCO)

5.     Relationship of Reporting Person to Issuer (Check all applicable)

       [x] Director
       [ ] Officer (give title below)
       [ ] 10% Owner
       [ ] Other (specify below)

6.     If Amendment, Date of Original (Month/Day/Year)


7.     Individual or Joint/Group Filing (Check applicable line)

       [x] Form filed by One Reporting Person
       [ ] Form filed by More than One Reporting Person



* If the Form is filed by more than one Reporting Person, see Instruction
5(b)(v).

     Reminder:   Report  on  a  separate  line  for  each  class  of  securities beneficially owned directly or indirectly.

                         (Print or Type Responses)



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              Table I - Non-Derivative Securities Beneficially Owned


1.     Title of Security (Instr. 4)


2.     Amount of Securities Beneficially Owned (Instr. 4)


3.     Ownership Form: Direct (D) or Indirect (I) (Instr. 5)


4.     Nature of Indirect Beneficial Ownership (Instr. 4)





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     Table II - Derivative  Securities  Beneficially  Owned (e.g.  puts,  calls, warrants, options, convertible securities)

1.     Title of Derivative Security (Instr. 4)


2.     Date Exercisable and Expiration Date (Month/Day/Year)

             Date Exercisable:

             Expiration Date:

3.     Title and Amount of Securities Underlying Derivative Security (Instr. 4)

             Title:

                           Amount or Number of Shares:

4.     Conversion or Exercise Price of Derivative Security


5.     Ownership Form of Derivative Security:  Direct (D) or Indirect (I)
         (Instr. 5)


6.     Nature of Indirect Beneficial Ownership (Instr. 5)


Explanation of Responses:



     **Intentional   misstatement  or  omissions  of  facts  constitute  Federal
Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



             /s/ Dan Gropper                   April 18, 2002
             ------------------------------------------------
                 Dan Gropper                   Date

             **Signature of Reporting Person


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